Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-66764, 33-82482 and 33-82484) of Electronic Retailing Systems International, Inc. of our report dated March 23, 2001, except for Note 12 which is as of November 28, 2001, appearing in this Form 10-K/A.



s/PRICEWATERHOUSECOOPERS LLP

Stamford, Connecticut
November 28, 2001


Corp\ers\sec.doc\10k December 2000 dup